EXHIBIT (2)(s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

JOHN HANCOCK PREMIUM DIVIDEND FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value	Other(1)	2,000,000	$16.38	$32,760,000	0.0000927	$3,036.85
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts						$32,760,000		$3,036.85
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								$3,036.85

(1) Securities are being registered on an automatic shelf registration statement and fees have been calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, based on the payment rate in effect on the date of payment. The proposed maximum offering price per unit has been estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Common Shares of beneficial interest on April 8, 2022 as reported on the New York Stock Exchange.